Exhibit (11) under N-1A
                                   Exhibit 23 under 601/Reg SK


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of Municipal Securities Income Trust and Shareholders of Federated Pennsylvania Municipal Income Fund:

We consent to the use in Post-Effective Amendment No. 22 to Registration Statement (No. 33-36729) of Federated Pennsylvania Municipal Income Fund, a portfolio of Municipal Securities Income Trust, of our report dated
October 11, 1996, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading `Financial Highlights''in such Prospectus.



By:/s/ DELOITTE & TOUCHE LLP
       Deloitte & Touche LLP

Pittsburgh, Pennsylvania
February 10, 1997